Rules 424(b)(3) and 424(c)
                                                              File No. 333-12345

                            GOLDEN EAGLE GROUP, INC.
                              PROSPECTUS SUPPLEMENT
                      TO PROSPECTUS DATED JANUARY 29, 1997,
                    AS SUPPLEMENTED BY PROSPECTUS SUPPLEMENT
                             DATED NOVEMBER 11, 1997

        Golden Eagle Group, Inc. (the "Company") has prepared this Prospectus Supplement to reflect joint ownership of Common Stock by a certain Selling Stockholder of the Company, the table of Selling Stockholders in the Selling Stockholders Section of the Prospectus is hereby superseded and amended as follows:

                                         SHARES  OWNED                              SHARES TO BE OWNED
                                            BENEFICIALLY                             BENEFICIALLY AFTER
                                              PRIOR TO            SHARES TO                 THE
                                           THE OFFERING           BE SOLD IN              OFFERING
                                           ------------              THE                  --------
     NAME OF BENEFICIAL OWNER (1)       Number   Percent          OFFERING            Number     Percent
     ----------------------------       ------   -------          --------            ------     -------
Brent M. Burns .....................     7,500         *            7,500                 0         0

David A. Kanney ....................    10,000         *           10,000                 0         0

Stanley M. Kanney ..................    10,000         *           10,000                 0         0

Jack P. Moore and

   Catherine A. Moore ..............   184,000       2.9          184,000                 0         0

Michael C. Moore ...................   200,000       3.2          200,000                 0         0

Gregorio Perez .....................    10,000         *           10,000                 0         0

David R. Pulk ......................     4,500         *            4,500                 0         0

Jack E. Ryan .......................    13,000         *           13,000                 0         0
Henri R. Youngblood and
   Barbara B. Youngblood ...........   392,750       6.2          391,500                 0         0
                                       -------------------
Total ..............................   831,750                    830,500                 0         0
                                       -------------------

*       Less than 1%

(1) Shares of Common Stock that are not outstanding but that can be acquired by a person upon exercise of an option within 60 days are included in computing the percentage for such person but are not included in computing the percentage for any other person.

             THE DATE OF THIS PROSPECTUS SUPPLEMENT IS MAY 28, 1998.